EX-99.n.1

DELAWARE INVESTMENTS FAMILY OF FUNDS

AMENDED AND RESTATED MULTIPLE CLASS PLAN
PURSUANT TO RULE 18F-3 (ULTRASHORT FUND)

This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of the investment company listed on Exhibit A, as may be amended from time to time ("Fund"), including a majority of the Trustees who are not interested persons of the Fund, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"). The Board of the Fund has determined that the Plan, including the allocation of expenses, is in the best interest of the Fund as a whole and each class of shares offered by the Fund. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Fund. To the extent that a subject matter set forth in this Plan is covered by the Fund's Agreement and Declaration of Trust or By-Laws, such Agreement and Declaration of Trust or By-Laws will control in the event of any inconsistencies with descriptions contained in this Plan.

CLASSES

1. Exhibit A to this Plan describes the classes to be issued by the Fund and identifies the names of such classes.

FRONT-END SALES CHARGE

2. Class A shares carry a front-end sales charge as described in the Fund’s prospectus. Institutional Class, Class C and Class L shares are sold without a front-end sales charge.

CONTINGENT DEFERRED SALES CHARGE

3. Class C shares are subject to a contingent deferred sales charge (“CDSC”) as described in the Fund’s prospectus.

4. Class A shares are not subject to a CDSC, except as described in the Fund’s prospectus.

5. As described in the Fund's prospectus, the CDSC for each class declines to zero over time and is waived in certain circumstances. Shares that are subject to a CDSC age one month at the end of the month in which the shares were purchased, regardless of the specific date during the month that the shares were purchased.

6. Institutional Class and Class L shares are not subject to a CDSC.

RULE 12b-1 PLANS

7. In accordance with the Rule 12b-1 Plan for the Class C shares of the Fund, the Fund shall pay to the Distributor a monthly fee not to exceed the maximum rate set forth in Exhibit A as may be determined by the Fund's Board of Trustees from time to time for distribution services. In addition to these amounts, the Fund shall pay (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount not to exceed the maximum sales charge set forth in Exhibit A pursuant to dealer or servicing agreements.

8. In accordance with the Rule 12b-1 Plan for the Class A shares of the Fund, the Fund shall pay to the Distributor a monthly fee not to exceed the maximum rate set forth in Exhibit A as may be determined by the Fund’s Board of Trustees from time to time for distribution services. The monthly fee shall be reduced by the aggregate sums paid by or on behalf of such Fund to persons other than broker-dealers pursuant to shareholder servicing agreements.

9. A Rule 12b-1 Plan has not been adopted for the Class L and Institutional Class shares of the Fund.

ALLOCATION OF EXPENSES

10. The Fund shall allocate to each class of shares of the Fund any fees and expenses incurred by the Fund in connection with the distribution or servicing of such class of shares under a Rule 12b-1 Plan, if any, adopted for such class. In addition, the Fund reserves the right, subject to approval by the Fund's Board of Trustees, to allocate fees and expenses of the following nature to a particular class of shares of the Fund (to the extent that such fees and expenses actually vary among each class of shares or vary by types of services provided to each class of shares of the Fund):

(i)	transfer agency and other recordkeeping costs;

(ii)	Securities and Exchange Commission and blue sky registration or qualification fees;

(iii)	printing and postage expenses related to printing and distributing class-specific materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class of shares;

(iv)	audit or accounting fees or expenses relating solely to such class;

(v)	the expenses of administrative personnel and services as required to support the shareholders of such class;

(vi)	litigation or other legal expenses relating solely to such class of shares;

(vii)	Trustees' fees and expenses incurred as a result of issues relating solely to such class of shares; and

(viii)	other expenses subsequently identified and determined to be properly allocated to such class of shares.

11. All expenses incurred by the Fund will be allocated to each class of shares of the Fund on the basis of “settled shares” (net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable) of each class in relation to the net assets of the Fund, except for any expenses that are allocated to a particular class as described in paragraph 10 above.

12. All expenses incurred by a Portfolio will be allocated to each class of shares of such Portfolio on the basis of the “settled shares” (net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable) of each class in relation to the net assets of the Portfolio, except for any expenses that are allocated to a particular class as described in paragraph 10 above.

ALLOCATION OF INCOME AND GAINS

13. Income will be allocated to each class of shares of such Portfolio on the basis of settled shares of each class in relation to the net assets of the Portfolio, and realized and unrealized capital gains and losses of the Portfolio will be allocated to each class of shares of such Portfolio on the basis of the net asset value of each such class in relation to the net asset value of the Portfolio.

CONVERSIONS

14. Class A, Class C, Class L and Institutional Class shares do not have a conversion feature.

EXCHANGES

15. Holders of Class L, Class A, Class C and Institutional Class shares of the Fund shall have such exchange privileges as set forth in the prospectus and statement of information. All exchanges are subject to the eligibility and minimum purchase requirements set forth in the Fund's prospectus. Exchanges cannot be made between open-end and closed-end funds within the Delaware Investments Family of Funds.

OTHER PROVISIONS

16. Each class will vote separately with respect to any Rule 12b-1 Plan related to that class.

17. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of all the classes of shares offered by the Fund. The Trustees, including a majority of the Trustees who are not interested persons of the Fund, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Manager and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

18. As described more fully in the Fund's prospectus, broker-dealers that sell shares of the Fund will be compensated differently depending on which class of shares the investor selects.

19. The Fund reserves the right to increase, decrease or waive the sales charge imposed on any existing or future class of shares of the Fund within the ranges permissible under applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the rules of the Financial Industry Regulatory Authority (“FINRA”), as such rules may be amended or adopted from time to time. The Fund may in the future alter the terms of the existing classes or create new classes in compliance with applicable rules and regulations of the SEC and FINRA.

20. All material amendments to this Plan must be approved by a majority of the Trustees of the Fund affected by such amendments, including a majority of the Trustees who are not interested persons of the Fund.

Effective as of November 16, 2000
Amended and Restated as of September 25, 2014
Amended and Restated as of August 19, 2015

EXHIBIT A

Fund/Class	Maximum Annual	Maximum Annual
	Distribution Fee (as a	Shareholder Servicing Fee (as
	percentage of average daily	a percentage of average daily
	net assets of class)	net assets of class)
Delaware Group Cash Reserve
Delaware Investments Ultrashort Fund
Class A	.25%	N/A
Class C	.75%	.25%
Institutional Class	N/A	N/A
Class L	N/A	N/A